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                                                               EXHIBIT (a)(1)(J)



                                 July 10, 2001


Subject Line:  Expanded Time Period for Participating in Bway's Stock Option
               Replacement Program

     As we previously noted to you in the Offer to Exchange, we reserved the right to extend the time period in which you may participate in the Stock Option Replacement Program. Attached to this letter is a copy of a letter and other information previously provided to you. To adequately ensure that you have enough time to review this information we have decided to extend the period in which you may tender your eligible options for exchange. If you want to participate in the Stock Option Replacement Program, you need to fill out and sign the attached amended and restated Letter of Transmittal and send it via mail, fax or hand delivery to Kevin C. Kern, our Vice President, Administration and Chief Financial Officer, no later than 12:00 midnight, Eastern time, on July 26, 2001, unless Bway further extends the offer.

     Please note that those of you who have already tendered options are considered to be subject to the provisions of the amended and restated Offer to Exchange and amended and restated Letter of Transmittal and need not fill out the new amended and restated Letter of Transmittal for such tendered options. You may, however, withdraw your tendered options, by completed, signing and returning the attached amended and restated Notice of Withdrawal to Kevin C. Kern at any time before the offer expires, which is currently scheduled for 12:00 midnight, Eastern time, on July 26, 2001.

     If you need more information about the Bway Stock Option Replacement Program, please contact Kevin C. Kern at (770) 645-4800.

     Bway's Board of Directors makes no recommendation as to whether or not you should tender your options. You must make your own decision whether to tender your options. For questions regarding tax implications or other investment-related questions, you should talk to your own counsel, accountant and/or financial advisor.